Exhibit (h)(1)(ii)

March 7, 2013

ING Separate Portfolios Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ  85258

Ladies and Gentlemen:

By this letter dated March 7, 2013, we have agreed to waive the administrative fee payable to us under the Administration Agreement, dated May 16, 2007, as amended and restated on November 30, 2008, and as further amended and restated on March 7, 2013, as amended, between ING Separate Portfolios Trust and ING Funds Services, LLC (the “Agreement”), with respect to ING Emerging Markets Corporate Debt Fund, ING Emerging Markets Hard Currency Debt Fund, and ING Emerging Markets Local Currency Debt Fund (collectively, the “Funds”), each a series of ING Separate Portfolios Trust, in the amount of 0.10% per annum.  By this letter, we agree to waive that fee for the period from March 7, 2013 through August 1, 2014 (the “Waiver Period”).

ING Funds Services, LLC acknowledges that any fees waived during the Waiver Period pursuant to this letter shall not be eligible for recoupment at any time in the future.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

/s/Todd Modic

Todd Modic

Senior Vice President

ING Funds Services, LLC

Agreed and Accepted:

ING Separate Portfolios Trust

(on behalf of the Funds)

By:

/s/Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Funds Services, LLC